Exhibit 99.1

AEP Reports 2005 Third-Quarter Earnings

-	2005 third-quarter earnings: GAAP $0.99 per share, ongoing $0.95 per share

-	Key factors in performance: increased retail sales, higher margins on off-system sales

-	Company increases 2005 ongoing earnings guidance, sets guidance for 2006

COLUMBUS, Ohio, Oct. 27 /PRNewswire-FirstCall/ --

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	Third quarter ended Sept. 30			Nine-months ended Sept. 30

	2004	2005	Variance	2004	2005	Variance

Revenue ($ in billions)	3.8	3.3	(0.5)	10.6	9.1	(1.5)
Earnings ($ in millions):
GAAP	530	387	(143)	912	963	51
Ongoing	318	370	52	757	948	191
EPS ($):
GAAP	1.34	0.99	(0.35)	2.30	2.48	0.18
Ongoing	0.80	0.95	0.15	1.91	2.44	0.53

           EPS based on 396mm shares Q3 2004, 389mm in Q3 2005, 396mm in 9 mo. 2004 and 389mm in 9 mo. 2005

          American Electric Power (NYSE: AEP) today reported 2005 third-quarter earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $387 million, or $0.99 per share, compared with $530 million, or $1.34 per share, for the third quarter of 2004.  Prior period GAAP earnings were increased by one-time gains from asset sales.

          Ongoing earnings (earnings excluding special items) for the third quarter of 2005 were $370 million, or $0.95 per share, compared with $318 million, or $0.80 per share, for third-quarter 2004.

          AEP’s increase in third-quarter ongoing earnings, when compared to the same period last year, primarily reflects improved gross margins from the company’s Utility Operations, which reported increased electricity sales to retail customer sectors and increased margins from sales into wholesale markets, and the January 2005 sale of the company’s 98 percent controlling interest in natural gas operations at Houston Pipe Line, which reported losses in the prior period.

          AEP’s 2005 third-quarter GAAP earnings were higher than ongoing earnings by $17 million, or $0.04 per share, primarily because of a gain on the sale of Pacific Hydro that was excluded from ongoing earnings.  A full reconciliation of GAAP earnings to ongoing earnings is included in tables at the end of this news release.

          “We had an exceptional third quarter, adding to what has been a very good year for AEP,” said Michael G. Morris, AEP’s chairman, president and chief executive officer.  “Favorable weather played an important part in the earnings improvement, but our decision to focus our strategy on our strong utility operations played an equally important role. We divested assets and eliminated activities that were not essential to the utility operations, positioning the company to benefit from the favorable weather. Many of these assets and activities had been a drag on earnings, masking the strength and stability of our core utility business.

          “Our high plant availability in the third quarter positioned us to benefit from the increase in retail load brought by the hot weather and enabled our commercial group to take advantage of favorable conditions in wholesale markets,” Morris said.  “Our coal group did an outstanding job to ensure that we had sufficient coal for our plants during the quarter, even in the face of a volatile market and transportation challenges.

          “Our results for the quarter and nine months serve as additional validation that we made the correct decision on strategy and that we are effectively executing that strategy,” Morris said.  “The decision we announced yesterday to increase the quarterly dividend on common stock to 37 cents per share from 35 cents per share, with guidance in place to govern future dividend decisions, rewards our shareholders as our earnings grow.”

EARNINGS GUIDANCE

          AEP increased its ongoing earnings guidance range for 2005 to between $2.55 and $2.65 per share from the previous range of between $2.30 and $2.50 per share, and announced ongoing earnings guidance for 2006 of between $2.50 and $2.70 per share.

          “We were ahead of our 2005 ongoing earnings projections after six months, but it was best to be conservative with earnings guidance at that time,” Morris said.  “The third quarter, which includes summer air conditioning load, is always important to our earnings, and we were concerned that mild weather in the quarter or continued pressure on fuel prices because of transportation issues could quickly offset earnings improvements in the first six months. But we had an excellent third quarter, one that left us near the top of our previous 2005 guidance range.”

          The revised 2005 ongoing earnings guidance anticipates continued growth in retail and wholesale sales in the fourth quarter when compared to the same period last year, somewhat offset by higher operations and maintenance (O&M) expenses than recorded in the prior period. Fourth-quarter 2004 earnings included $109 million in carrying costs on AEP’s stranded costs in Texas, representing all of 2004. Those costs have been booked quarterly in 2005.  The prior period also included earnings from Texas Central Company generation that was sold earlier this year.

          The 2006 ongoing earnings guidance assumes O&M will be relatively flat with 2005 and recognizes an expected increase in planned maintenance outages at plants. AEP will provide details on the 2006 guidance at the EEI financial conference Nov. 8.  The presentation will be webcast.

          In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY ONGOING RESULTS BY SEGMENT
$ in millions except EPS

	Q3 04	Q3 05	Variance	9 mo. 04	9 mo. 05	Variance

Utility Operations	359	378	19	847	982	135
Ongoing EPS	0.91	0.97	0.06	2.14	2.53	0.39
Investments	(32)	(3)	29	(47)	10	57
Ongoing EPS	(0.09)	(0.01)	0.08	(0.12)	0.02	0.14
Parent Company	(9)	(5)	4	(43)	(44)	(1)
Ongoing EPS	(0.02)	(0.01)	0.01	(0.11)	(0.11)	0.00
Ongoing Earnings	318	370	52	757	948	191
Ongoing EPS	0.80	0.95	0.15	1.91	2.44	0.53

          EPS based on 396mm shares Q3 2004, 389mm in Q3 2005, 396mm in 9 mo. 2004 and 389mm in 9 mo. 2005

          Ongoing earnings from Utility Operations for the third quarter increased by $19 million from the same quarter in 2004, driven primarily by higher gross margins because of increases in both retail and wholesale electricity sales. Warmer weather, customer growth and increased customer usage pushed retail sales higher in the quarter when compared to the prior period.  The favorable results from sales were partially offset by an increase in operating and maintenance expenses, higher fuel expense, higher depreciation expense and higher property taxes.

          The improvement in Investments, which includes AEP’s gas segment and other investments, reflects the sale of AEP’s gas operations, which incurred losses in the prior period.

          Lower interest expense as a result of the April 2005 buyback of $550 million in parent bonds helped reduce Parent Company losses from the prior period.

ONGOING RESULTS FROM UTILITY OPERATIONS
$ in millions except EPS

	Q3 04	Q3 05	Variance	9 mo. 04	9 mo. 05	Variance

Regulated Integrated Utilities	815	899	84	2,315	2,311	(4)
Ohio Companies	513	540	27	1,495	1,540	45
Texas Wires	128	137	9	333	351	18
Texas Supply/REP	89	28	(61)	272	155	(117)
Off-System Sales	134	203	69	415	518	103
Other Wholesale Transactions	0	10	10	13	18	5
Transmission Revenue - 3rd Party	125	105	(20)	368	297	(71)
Other Operating Revenue	114	95	(19)	255	248	(7)
Total Gross Margin	1,918	2,017	99	5,466	5,438	(28)
Operations & Maintenance	(745)	(812)	(67)	(2,269)	(2,247)	22
Depreciation & Amortization	(322)	(328)	(6)	(940)	(963)	(23)
Taxes Other Than Income Taxes	(177)	(202)	(25)	(535)	(558)	(23)
Interest Expense & Preferred
Dividend	(152)	(145)	7	(479)	(445)	34
Other Income & Deductions	9	50	41	35	238	203
Income Taxes	(172)	(202)	(30)	(431)	(481)	(50)
Total Utility Operations	359	378	19	847	982	135
Ongoing EPS	0.91	0.97	0.06	2.14	2.53	0.39

          EPS based on 396mm shares Q3 2004, 389mm in Q3 2005, 396mm in 9 mo. 2004 and 389mm in 9 mo. 2005

          AEP’s Regulated Integrated Utilities, Ohio Companies and Texas Wires benefited from the growth in the number of retail customers and in load in the third quarter, as well as from warmer weather.  Cooling degree-days in the third quarter were 24 percent higher than normal in AEP’s eastern service territory and 9 percent higher in the west. As compared to the same period last year, cooling degree-days were 51 percent higher in the east and 29 percent higher in the west. The increase in gross margin from favorable weather and growth in retail customers and load was somewhat offset by higher fuel costs, which reduced margins by approximately $22 million in the quarter. Higher fuel prices and transportation disruptions contributed to the increase in fuel costs, as did the greater demand for electricity, which required more fuel than in the prior period to support the power generation necessary to meet demand.

          The $61-million decrease in Texas Supply gross margin is primarily attributed to the July 2004 divestiture of 3,813 megawatts of AEP’s Texas Central Co. generation assets and the May 2005 sale of AEP’s 630-megawatt share of the South Texas Project nuclear plant to comply with Texas stranded cost recovery regulations.

          Gross margins from Off-System Sales in third-quarter 2005 were $69 million higher than the prior period as a result of higher wholesale power prices and somewhat higher volumes.

          “The hot weather increased retail electricity demand, which typically increases prices on the wholesale market,” Morris said.  “These are conditions when our fleet of efficient, low-cost power plants positions us to do very well, especially when we have high plant availability like we did in the most recent quarter.  We work extremely hard to achieve maximum plant availability at peak times, scheduling preventative maintenance for periods of expected low demand so the plants will be operating well during peak seasons while maintaining the flexibility to quickly change maintenance schedules as necessary to take advantage of favorable market conditions.”

          Transmission Revenue decreased $20 million in the quarter from the same period last year because of the loss of through-and-out rates as a result of a change in Federal Energy Regulatory Commission (FERC) tariffs in fourth- quarter 2004.  Higher transmission revenue in the East Central Area Reliability (ECAR) region because of the addition of Seams Elimination Charge Adjustment (SECA) rates partially offset the change in FERC tariffs.

          Operations and Maintenance expenses for the quarter were $67 million higher than for the same period in 2004, primarily because of the timing of maintenance projects, increased operating costs for generation because of higher demand, and increased spending for tree trimming and other system reliability activities.

          “For the most part, the two hurricanes - Katrina and Rita - missed our operations in Louisiana and Texas, so we faced minimal O&M costs related to storms in the quarter,” Morris said.  “Some of our counterparts operating in the Gulf region were not as fortunate.  The damage to the electricity infrastructure in that region was unimaginable.

          “During the peak of the recovery efforts, AEP had more than 1,500 employees and contractors with trucks and equipment working to restore power in the Gulf region alongside crews from other companies around the country. Our last crews didn’t return home until a few days ago, almost two months after Katrina made landfall and just in time for us to send crews to Florida to assist with the recovery efforts from Hurricane Wilma.  We’re proud of the contribution our crews have made as part of our industry’s long-standing commitment to assist when other companies incur significant storm damage.”

          The increase in Depreciation & Amortization expense from the same period last year, because of the increase in plant and infrastructure investments, was offset by lower Interest Expense brought by refinancings of higher coupon debt and maturities.

          Taxes, Other Than Income Taxes were higher in third-quarter 2005 than in the prior period primarily because of higher property taxes from increases in tax rates and property values, and higher revenue taxes related to higher electricity load in the current period compared to the prior period.

          The increase in Other Income & Deductions includes the accrual of carrying costs for the Ohio Companies’ environmental investments and regional transmission organization expenses incurred in 2004 and 2005, and the accrual of carrying costs on AEP’s stranded costs in Texas.

WEBCAST

          American Electric Power’s quarterly conference call with financial analysts will be broadcast live over the Internet at 10 a.m. EDT today at http://www.aep.com/go/webcasts .  The webcast will include audio of the conference call as well as visuals of charts and graphics referred to by AEP management during the call.  The charts and graphics are also available for download at http://www.aep.com/go/webcasts .

          The call will be archived on http://www.aep.com/go/webcasts for use by those unable to listen during the live webcast.

          Minimum requirements to listen to broadcast:  The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

          American Electric Power owns more than 36,000 megawatts of generating capacity in the United States and is the nation’s largest electricity generator.  AEP is also one of the largest electric utilities in the United States, with more than 5 million customers linked to AEP’s 11-state electricity transmission and distribution grid.  The company is based in Columbus, Ohio.

          AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission.  AEP’s management believes that the company’s ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company’s performance.  AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results.  The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP’s board of directors.

          This report made by AEP and certain of its subsidiaries contains forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Although AEP and each of its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; the ability to recover regulatory assets and stranded costs in connection with deregulation; the ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance);resolution of litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp.); AEP’s ability to constrain its operation and maintenance costs; AEP’s ability to sell assets at acceptable prices and on other acceptable terms, including rights to share in earnings derived from the assets subsequent to their sale; the economic climate and growth in AEP’s service territory and changes in market demand and demographic patterns; inflationary trends; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas, and other energy-related commodities; changes in the creditworthiness and number of participants in the energy trading market; changes in the financial markets, particularly those affecting the availability of capital and AEP’s ability to refinance existing debt at attractive rates; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, and other energy-related commodities; changes in utility regulation, including membership in regional transmission structures; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP’s pension and other postretirement benefit plans; prices for power that AEP generates and sells at wholesale; changes in technology and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
Financial Results for 3rd Quarter 2005 Actual vs 3rd Quarter 2004 Actual

		2004 Actual		2005 Actual

		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	Regulated Integrated Utilities	815		899
2	Ohio Cos.	513		540
3	Texas Wires	128		137
4	Texas Supply / REP	89		28
5	Off-System Sales	134		203
6	Other Wholesale Transactions	—		10
7	Transmission Revenue - 3rd Party	125		105
8	Other Operating Revenue	114		95
9	Total Gross Margin	1,918		2,017
10	Operations & Maintenance	(745)		(812)
11	Depreciation & Amortization	(322)		(328)
12	Taxes Other than Income Taxes	(177)		(202)
13	Interest Exp & Preferred Dividend	(152)		(145)
14	Other Income & Deductions	9		50
15	Income Taxes	(172)		(202)
16	Net Earnings Utility Operations	359	0.91	378	0.97
	INVESTMENTS:
17	AEPES	(28)		(3)
18	Other	(4)		—
19	Total Investments	(32)	(0.09)	(3)	(0.01)
20	Parent Company	(9)	(0.02)	(5)	(0.01)
21	ON-GOING EARNINGS	318	0.80	370	0.95

Note:	For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power
Financial Results for 3rd Quarter 2005 Actual
Reconciliation of On-going and Reported Earnings

	2005 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)
On-going Earnings	378	(3)	(5)	370	0.95
Dispositions:
Gain on Sale of Pacific Hydro	—	32	—	32	0.08
Conesville Units 1&2 Retirement	(25)	—	—	(25)	(0.07)
Adjustments to Prior Dispositions	—	14	—	14	0.04
Bajio Impairment	—	(4)	—	(4)	(0.01)
Total Special Items	(25)	42	—	17	0.04
Reported Earnings	353	39	(5)	387	0.99

Financial Results for 3rd Quarter 2004 Actual
Reconciliation of On-going and Reported Earnings

	2004 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)
On-going Earnings	359	(32)	(9)	318	0.80
Dispositions:
Gain from sale of IPP’s	—	64	—	64	0.16
Gain from sale of UK Generation	—	127	—	127	0.32
Gain from sale of Southcoast Power Ltd.	—	31	—	31	0.08
Loss from sale of Jefferson Island Storage Hub	—	(2)	—	(2)	—
Discontinued Operations:
UK Discontinued Operations	—	(7)	—	(7)	(0.02)
LIG Discontinued Operations	—	(1)	—	(1)	—
Total Special Items	—	212	—	212	0.54
Reported Earnings	359	180	(9)	530	1.34

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	3 Months Ended September 30,

	2004	2005	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential	12,002	14,152	17.9%
Commercial	10,070	10,900	8.2%
Industrial	13,052	13,380	2.5%
Miscellaneous	857	683	-20.3%
Total Domestic Retail (Exclds AEP C&I, ME SWEPCo, & Tx POLR) (a)	35,981	39,115	8.7%
AEP C&I, Mutual Energy SWEPCo, & Tx POLR	280	114	-59.3%
Total Domestic Retail	36,261	39,229	8.2%
Wholesale - Domestic Electric (in millions of kWh): (b)	17,629	14,198	-19.5%
Texas Wires Delivery (in millions of kWh):	7,691	8,093	5.2%
EAST REGION WEATHER SUMMARY (in degree days):
Actual - Heating (c)	1	1	0.0%
- Cooling (d)	553	835	51.0%
Normal - Heating (c)		7	-85.7%*
- Cooling (d)		674	23.9%*
PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual - Heating (c)	0	0	0.0%
- Cooling (d)	1,178	1,523	29.3%
Normal - Heating (c)		2	-100.0%*
- Cooling (d)		1,397	9.0%*

*	2005 Actual vs. Normal

(a)	The energy summary represents load supplied by AEP. The AEP C&I load has been segregated to clarify the year-to-year comparison. Delivery of energy by Texas Wires supplied by others is not included.

(b)	Includes Off-System Sales, Texas Supply, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(c)	Heating Degree Days temperature base is 55 degrees

(d)	Cooling Degree Days temperature base is 65 degrees

American Electric Power
Financial Results for YTD September 2005 Actual vs YTD September 2004 Actual

		2004 Actual		2005 Actual

		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	Regulated Integrated Utilities	2,315		2,311
2	Ohio Cos.	1,495		1,540
3	Texas Wires	333		351
4	Texas Supply / REP	272		155
5	Off-System Sales	415		518
6	Other Wholesale Transactions	13		18
7	Transmission Revenue - 3rd Party	368		297
8	Other Operating Revenue	255		248
9	Total Gross Margin	5,466		5,438
10	Operations & Maintenance	(2,269)		(2,247)
11	Depreciation & Amortization	(940)		(963)
12	Taxes Other than Income Taxes	(535)		(558)
13	Interest Exp & Preferred Dividend	(479)		(445)
14	Other Income & Deductions	35		238
15	Income Taxes	(431)		(481)
16	Net Earnings Utility Operations	847	2.14	982	2.53
	INVESTMENTS:
17	AEPES	(41)		6
16	Other	(6)		4
17	Total Investments	(47)	(0.12)	10	0.02
18	Parent Company	(43)	(0.11)	(44)	(0.11)
19	ON-GOING EARNINGS	757	1.91	948	2.44

Note:	For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power
Financial Results for YTD September 2005 Actual
Reconciliation of On-going and Reported Earnings

	2005 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)
On-going Earnings	982	10	(44)	948	2.44
Dispositions:
Gain on Sale of UK Generation True-up Adjustments	—	(5)	—	(5)	(0.01)
CSW Intl - SEEBOARD Capital Gain Tax Adjustment	—	6	—	6	0.01
CSW Intl - tax reserve adjustment	—	3	—	3	0.01
Centrica Sharing from 2003	27	—	—	27	0.07
AEPTCC Stranded Cost	(17)	—	—	(17)	(0.04)
Severance	(15)	(1)	—	(16)	(0.04)
Gain on Sale of Pacific Hydro	—	32	—	32	0.08
Conesville Units 1&2 Retirement	(25)	—	—	(25)	(0.07)
Adjustments to Prior Dispositions	—	14	—	14	0.04
Bajio Impairment	—	(4)	—	(4)	(0.01)
Total Special Items	(30)	45	—	15	0.04
Reported Earnings	952	55	(44)	963	2.48

Financial Results for YTD September 2004 Actual
Reconciliation of On-going and Reported Earnings

	2004 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)
On-going Earnings	847	(47)	(43)	757	1.91
Dispositions:
Gain from sale of Nanyang General Light Electric Co.	—	6	—	6	0.02
Gain from sale of IPP’s	—	64	—	64	0.16
Gain from sale of UK Generation	—	127	—	127	0.32
Gain from sale of Southcoast Power Ltd.	—	31	—	31	0.08
Loss from sale of Jefferson Island Storage Hub	—	(2)	—	(2)	(0.01)
Discontinued Operations:
UK Discontinued Operations	—	(71)	—	(71)	(0.18)
LIG Discontinued Operations	—	—	—	—	—
Total Special Items	—	155	—	155	0.39
Reported Earnings	847	108	(43)	912	2.30

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	9 Months Ended September 30,

	2004	2005	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential	35,169	37,332	6.2%
Commercial	28,240	29,205	3.4%
Industrial	38,227	39,633	3.7%
Miscellaneous	2,406	1,967	-18.2%
Total Domestic Retail (Exclds AEP C&I, ME SWEPCo, & Tx POLR) (a)	104,042	108,137	3.9%
AEP C&I, Mutual Energy SWEPCo, & Tx POLR	802	504	-37.2%
Total Domestic Retail	104,844	108,641	3.6%
Wholesale - Domestic Electric (in millions of kWh): (b)	45,124	38,971	-13.6%
Texas Wires Delivery (in millions of kWh):	19,431	20,348	4.7%
EAST REGION WEATHER SUMMARY (in degree days):
Actual - Heating (c)	2,033	1,940	-4.6%
- Cooling (d)	869	1,122	29.1%
Normal - Heating (c)		1,995	-2.8%*
- Cooling (d)		955	17.5%*
PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual - Heating (c)	913	795	-12.9%
- Cooling (d)	1,867	2,225	19.2%
Normal - Heating (c)		1,007	-21.1%*
- Cooling (d)		2,059	8.1%*

*	2005 Actual vs. Normal

(a)	The energy summary represents load supplied by AEP. The AEP C&I load has been segregated to clarify the year-to-year comparison. Delivery of energy by Texas Wires supplied by others is not included.

(b)	Includes Off-System Sales, Texas Supply, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(c)	Heating Degree Days temperature base is 55 degrees

(d)	Cooling Degree Days temperature base is 65 degrees

SOURCE  American Electric Power
          -0-           10/27/2005
          /CONTACT:  Media, Pat Hemlepp, Director, Corporate Media Relations, +1-614-716-1620, or Analysts, Julie Sloat, Vice President, Investor Relations, +1-614-716-2885, both of American Electric Power/
          /Company News On-Call:  http://www.prnewswire.com/comp/042050.html/
          /Web site:  http://www.aep.com
          http://www.aep.com/go/webcasts /
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